ZAGG TO COMMENCE TRADING ON NASDAQ GLOBAL MARKET
Leading Producer of Electronics Accessories To Begin Trading Tuesday, November 10th

Salt Lake City, Utah – November 5, 2009 – ZAGG Inc. (OTCBB: ZAGG), a leading producer of electronics accessories for protecting and enhancing the mobile experience, including the popular invisibleSHIELD™ and ZAGGaudio™ brands, announces they have been approved to list their common stock on The Nasdaq Global Market.  ZAGG will commence trading Tuesday, November 10th, and retain their symbol “ZAGG” from the OTC Bulletin Board.

“We are very excited to be approved for the Nasdaq Global Market, and see it as an exceptional milestone in ZAGG’s short history,” said Robert G. Pedersen II, President and CEO of ZAGG.  “Moving to the top level market on Nasdaq will add a great deal of value for our shareholders and introduce ZAGG to new investors and new opportunities.”

Robert Pedersen II and CFO Brandon T. O’Brien lead ZAGG’s executive team with experience in corporate management and with publicly reporting companies.  More information about ZAGG’s executive team can be found at: www.ZAGG.com/company/executives.php.  ZAGG’s Board of Directors consists of Robert Pedersen II (Chairman), Larry Harmer, Shu Ueyama, and Ed Ekstrom. For more information about ZAGG’s Board of Directors, including bios, please visit: www.ZAGG.com/company/board_of_directors.php

For more information on ZAGG or any of their product lines, please visit www.ZAGG.com.

About ZAGG Inc:
ZAGG is dedicated to protecting and enhancing the mobile experience.  ZAGG designs, manufactures, and distributes protective clear coverings and accessories for consumer electronic and hand-held devices, worldwide under the brand names invisibleSHIELD™ and ZAGGaudio™.  ZAGG has also introduced beta testing of AppSpace.com, an online destination for the fast-growing mobile app market, combined with the networking power of social media.  The invisibleSHIELD is a protective, high-tech patented film covering, designed for iPods, laptops, cell phones, digital cameras, PDAs, watch faces, GPS systems, gaming devices, and other items. The patent-pending invisibleSHIELD application of clear protective film covering a device is the first scratch protection solution of its kind on the market, and has sold millions of units. Currently, ZAGG offers over 4,000 precision pre-cut designs with a lifetime replacement warranty through online channels, major retailers like Best Buy and RadioShack, resellers, college bookstores, Mac stores and mall kiosks. The company continues to increase its product lines to offer additional electronic accessories and services to its tech-savvy customer base. For more product or investor information please visit the company’s web site at www.ZAGG.com.

Safe Harbor Statement:
This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may", "future", "plan" or "planned", "will" or "should", "expected", "anticipates", "draft", "eventually" or "projected". You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, and other risks identified in filings made by the company with the Securities and Exchange Commission.

Media Contact:
ZAGG Inc
Nate Nelson
(801) 263.0699 ext. 107
nnelson@zagg.com

Investor Relations:
ZAGG Inc
Brandon O’Brien, CFO
(801) 263-0699, ext. 122
brandon@zagg.com